Exhibit 5.1



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                                                                     Exhibit 5.1

                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                               New York, NY 10153


                                 August 17, 1999

U.S. Industries, Inc.
USI American Holdings, Inc.
USI Global Corp.
101 Wood Avenue South
Iselin, New Jersey 08830
Ladies and Gentlemen:

         We have acted as counsel to U.S. Industries, Inc., a Delaware corporation ("USI" and, collectively with its consolidated subsidiaries, the "Company"), USI's wholly-owned indirect subsidiary, USI American Holdings, Inc., a Delaware corporation ("USIAH") and USI's wholly-owned subsidiary, USI Global Corp., a Delaware corporation ("USIGC" and, together with USI and USIAH, the "Issuers"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-3 (Registration No. 333-84461)(the "Registration Statement") of notes of the Issuers (the "Notes") which will be unconditionally guaranteed (the "Guarantees") by USI's wholly-owned direct subsidiary, USI Atlantic Corp., a Delaware corporation ("USI Atlantic" or the "Guarantor"), in the aggregate principal amount of up to $600,000,000, to be offered and sold by the Issuers from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the "Securities Act Rules"), in each case pursuant to terms and conditions to be designated by the Issuers at the time of offering.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, including (i) the Registration Statement, (ii) the Indenture, dated as of October 27, 1998 among the Issuers, the Guarantor and The First National Bank of Chicago, as Trustee (the "Indenture"), (iii) the First Supplemental Indenture, dated as of April 30, 1999, among the Issuers, the Guarantor and The First National Bank of Chicago, as Trustee (the "First Supplemental Indenture"), (iv) the form of Underwriting Agreement filed as
Exhibit 1.1 to the Registration Statement and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers.

         In rendering this opinion, we have also assumed that prior to any offering and sale of the Notes, each respective Board of Directors (or, in each particular case, a special committee thereof authorized to act on its behalf) of each of the Issuers, will duly authorize the terms of and the prices at which the Notes are to be issued and sold in accordance with the terms of the Indenture and the First Supplemental Indenture.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:


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         1. With respect to any offering of any series of the Notes (the
"Offered Notes"), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective; (ii) an appropriate prospectus supplement (the "Prospectus Supplement") with respect to the Offered Notes has been prepared, delivered and filed in compliance with the Securities Act and the applicable Securities Act Rules thereunder; (iii) if the Offered Notes are to be sold pursuant to an underwriting agreement with respect to the Offered Notes, such underwriting agreement has been duly authorized, executed and delivered by the Issuers, the Guarantor and the other parties thereto; (iv) the terms of the Offered Notes and of their issuance and sale have been duly established in conformity with the Indenture and the First Supplemental Indenture, so as not to violate any applicable law, the operative certificate of incorporation or by-laws of any of the Issuers or result in a default under or a breach of any agreement or instrument binding upon any of the Issuers, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over any of the Issuers; and (v) the Offered Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and the Supplemental Indenture and duly delivered to the purchasers thereof upon payment of the agreed upon consideration therefor; then (1) the Offered Notes, when issued and sold in accordance with the Indenture and the Supplemental Indenture and a duly authorized, executed and delivered underwriting agreement will be valid and binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their respective terms, subject to (A) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally; and (B) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         The opinion expressed herein is limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. In addition, the opinion expressed herein pertains only to the Notes and we express no opinion as to the Guarantees.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.



                                    Very truly yours,


                                    /s/ Weil, Gotshal & Manges LLP